SETTLEMENT AGREEMENT

AND

MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this “Agreement”) is made and entered into, effective as of the date of the last signature affixed hereto (the “Effective Date”), by and between PuriCore, Inc. (“PuriCore”) a Delaware corporation, and MISONIX, INC. (“Misonix”) a New York corporation (collectively, the “Parties”, or each individually, a “Party”).

RECITALS:

WHEREAS, PuriCore International Limited and PuriCore plc, each affiliates of PuriCore, and Misonix entered into a Share Purchase Agreement and related agreements (the “Purchase Agreement”) to acquire the issued shares of Labcaire Systems Limited, which was a subsidiary of Misonix; and

WHEREAS, litigation arose in connection with the Purchase Agreement (the “Litigation”), and in mutually negotiating the settlement of the Litigation prior to trial, the Parties entered into a Product License and Distribution Agreement dated as of July 18, 2011 (which, with its Exhibits and any other claim of obligation between the Parties, is referred to as the “License Agreement”) for the purpose of the license and distribution by Misonix of PuriCore’s Vashe system; and

WHEREAS, the Parties dispute certain claims for damages arising from or related to the License Agreement (the “Dispute”); and

WHEREAS, the Parties, in order to avoid the expense, time, and risks of continuing the Dispute, have reached a full settlement of the Dispute, and wish by this Agreement to memorialize the terms and conditions upon which the Dispute and any other claim between the parties will be settled and forever discharged;

NOW THEREFORE, in consideration of the premises, the reciprocal covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are acknowledged, the Parties agree as follows:

1.            Termination of License Agreement. The Parties accept and agree that the License Agreement has been terminated as of the Effective Date of this Agreement, and, with the exception of any surviving confidentiality obligations set forth in Section 9 of the License Agreement, the Parties no longer have any other rights, licenses, or obligations under the License Agreement, including from obligations otherwise incurred, accrued, or occurring before the Effective Date.

2.            Mutual Release.

a.	Misonix, for itself and its past, present, and future agents, affiliates, principals, officers, directors, managers, employees, parents, subsidiaries, contractors, predecessors, successors, partners, shareholders, attorneys, assigns, and representatives (the “Misonix Releasors”) hereby releases, waives, and forever discharges PuriCore and each of its respective past, present and future agents, affiliates, principals, officers, directors, managers, employees, parents, subsidiaries, contractors, predecessors, successors, assigns, partners, shareholders, attorneys, and representatives, including but not limited to PuriCore plc and PuriCore International Limited (collectively, the “PuriCore Releasees”) from any and all claims, demands, damages, actions, causes of action, liabilities, proceedings, suits, or costs (including attorneys’ fees and court costs) of any nature, whether known or unknown, contingent or liquidated, and/or mature or not yet mature (the “Misonix Claims”), that the Misonix Releasors, or any of them, ever had, or may have, against any of the PuriCore Releasees, including but not limited to (i) any Misonix Claims that in any way relate to the License Agreement or intellectual property, products, or technologies sold and/or licensed pursuant to the License Agreement; and (ii) any Misonix Claims that relate to Note payments due under the Purchase Agreement.

b.	PuriCore, for itself and its past, present, and future agents, affiliates, principals, officers, directors, managers, employees, parents, subsidiaries, contractors, predecessors, successors, partners, shareholders, attorneys, assigns, and representatives, including but not limited to PuriCore plc and PuriCore International Limited (the “PuriCore Releasors”) hereby releases, waives, and forever discharges Misonix and each of its respective past, present and future agents, affiliates, principals, officers, directors, managers, employees, parents, subsidiaries, contractors, predecessors, successors, assigns, partners, shareholders, attorneys, and representatives (collectively, the “Misonix Releasees”) from any and all claims, demands, damages, actions, causes of action, liabilities, proceedings, suits, or costs (including attorneys’ fees and court costs) of any nature, whether known or unknown, contingent or liquidated, and/or mature or not yet mature (the “PuriCore Claims”), that the PuriCore Releasors, or any of them, ever had, or may have, against any of the Misonix Releasees, including but not limited to any PuriCore Claims that in any way relate to the License Agreement or intellectual property, products, or technologies sold and/or licensed pursuant to the License Agreement.

3.            Representation of No Assignment. The Parties expressly warrant and represent to the other that they have not assigned, pledged, or otherwise in any manner whatsoever, sold or transferred either by instrument in writing or otherwise, any right, title, interest or claim that it has or may have by reason of the above-described matters or any matters arising out of or related thereto.

4.            No Admission. This Agreement is not and shall not in any way be construed as an admission of liability by either Party of any violation of law, regulation, or contract, with all allegations of liability or damages still expressly denied by the Parties. This Agreement simply represents the Parties’ agreement to settle their disputed claims to avoid the expense and uncertainty of litigation.

5.            Multiple Counterparts. This Agreement may be executed in multiple faxed or e-mailed counterparts, each of which shall constitute an original and all of which shall constitute one agreement.

6.            Severability. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability shall not affect either the remainder of such a provision, to the extent it is not invalid or unenforceable, or any other provisions hereof, nor render invalid or unenforceable such provision in any other jurisdiction.

7.            Authority to Act. Any person executing this Agreement in a representative capacity on behalf of either Party hereby represents and warrants to the other Party that he has the express or implied authority to enter into this Agreement on behalf of such party which he represents.

8.           Jointly Drafted. This Agreement has been fully and freely negotiated by the Parties, shall be considered as having been drafted jointly by the Parties, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its participation in the drafting hereof.

9.           Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania (other than its principles of conflicts of laws). In the event of any litigation relating to or arising from this Agreement, the sole and exclusive venue for such litigation shall be in the United States District Court for the Eastern District of Pennsylvania, or in such cases where there is no federal court jurisdiction, the Chester County Court of Common Pleas. The Parties consent to the respective exclusive personal jurisdiction and venue of the foregoing courts.

10.           Entire Agreement Regarding Settlement. The Parties understand and agree that the terms and conditions of this Agreement constitute the Parties’ full and complete understanding, agreement, and arrangement regarding this subject matter, with no other or prior agreements, covenants, promises, or arrangements other than those set forth herein. This Agreement shall not be amended, supplemented, or modified except by a writing signed by all of the Parties hereto.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have caused their respective authorized representatives to execute this Agreement, effective as of the Effective Date.

PURICORE, INC.		MISONIX, INC.

By:	/s/ Michael R.D. Ashton	By:	/s/ Michael A. McManus, Jr.
Name:	Michael R.D. Ashton	Name:	Michael A. McManus, Jr.
Title:	Executive Chairman	Title:	President and CEO

Date:	October 10, 2013	Date:	October 10, 2013